EXHIBIT 99.1

Safeway Contacts:  Melissa Plaisance - Analysts (925) 467-3136
                   Cherie Myers - Media (425) 455-8697

February 9, 1999

         Safeway Inc. and Carr-Gottstein Foods Co. File Consent Decree

Safeway Inc. (NYSE: SWY) and Carr-Gottstein Foods Co. (NYSE: CGF) announced today the filing of a consent decree with the Attorney General of the State of Alaska regarding the previously announced acquisition of Carrs by Safeway for $12.50 a share -- or a total of approximately $110 million in cash. Carrs had approximately $220 million of debt as of September 28, 1998.

The consent decree requires the sale of six Safeway stores (four in Anchorage and one each in Eagle River and Wasilla) and the Carrs store located in Fairbanks. Each of these locations is required to be sold to operating supermarket companies that will be approved by the state. A court hearing on the decree will be held within 60 days. The consent decree acknowledges Safeway's new investment of more than $330 million in Alaska reflecting Safeway's long term commitment to doing business in the state. This includes providing fair opportunities for Alaskan companies to sell their goods and services to Safeway, employing Alaskan residents, maintaining in-state Alaskan management and continuing Carrs' support for local schools, charities and other community groups.

"We are pleased this transaction is moving along," said Safeway Inc. Chairman, President and Chief Executive Officer, Steve Burd. "This is another step in our company's growth strategy, and we look forward to providing an outstanding shopping experience for our customers in Alaska."

"We are pleased with this action," said Lawrence H. Hayward, President and Chief Executive Officer of Carr-Gottstein Foods Co. "The combination of our Company with a strong national leader in Safeway will benefit our customers and provide better long-term job opportunities for our many valued associates."

"The opportunity to merge these two fine companies means good things for our customers and our employees, " said Richard Near, Safeway General Manager of Alaskan Operations. "We couldn't be more pleased."

Carr-Gottstein Foods Co. expects to schedule a shareholder meeting to vote on the transaction within 60 days. Assuming satisfaction of all conditions, Safeway and Carrs expect to close as soon as practicable after receiving shareholder approval and final court approval of the consent decree.

Carr-Gottstein Foods Co. is Alaska's largest retailer, operating 49 stores in Anchorage, Fairbanks, Juneau, Ketchikan, the Kenai Peninsula and other Alaska communities, as well as the state's largest food warehouse and distribution operation, and Alaska's largest freight company. Annual revenues in 1997 were $589 million.

Safeway Inc. is the second largest food and drug retailer in North America based on sales. The company operates 1,497 stores in the United States and Canada.
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